UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JULY 27, 2007

OSI SYSTEMS, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

CALIFORNIA	000-23125	330238801
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

12525 CHADRON AVENUE

HAWTHORNE, CA 90250

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(310) 978-0516

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 27, 2007, we entered into a Credit Agreement with Wachovia Bank, N.A., as administrative agent for several lending banks and other financial institutions. The Credit Agreement provides us with (a) a $44.75 million revolving loan, including letter-of-credit and swingline loan subfacilities and (b) a $44.75 million term loan which is repayable over the term of the agreement. The term of the agreement expires on July 26, 2012.

Interest on borrowings under the Credit Agreement varies, depending on factors such as our consolidated leverage ratio and compliance with certain financial covenants, but will accrue at either (a) the London interbank offered rate plus between 2% and 2.5% or (b) the bank’s prime rate plus between 1% and 1.5%.

Under the Credit Agreement, our accessible borrowing availability may be limited, depending, at various times during the term of the Agreement, on our accounts receivable, finished good inventory, raw materials inventory and indebtedness incurred by our foreign-based subsidiaries. Accessible borrowing availability is also subject to our compliance with certain customary covenants, including financial covenants.

Under the Credit Agreement, we may also have the ability to increase the size of the combined facility to up to $100 million and, upon repayment of the entire term loan, to increase the size of the revolving loan to up to $100 million. Each assumes that we find a willing lender for such incremental amounts.

Our obligations under the Credit Agreement are secured by all of our U.S. assets, including all of the equity that we hold in our U.S.-based subsidiaries, plus 65% of the equity that we hold in certain of our significant foreign subsidiaries. In addition, our U.S.-based subsidiaries guaranty our obligations under the Credit Agreement.

The Credit Agreement is set forth as exhibit 10.1 to this Current Report on Form 8-K.

In connection with our entry into this Credit Agreement with Wachovia Bank, we have terminated our credit agreement with Bank of the West and our majority-owned subsidiary, Spacelabs Healthcare, Inc., has also terminated its credit agreements with Bank of the West.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1:	Credit Agreement between OSI Systems, Inc. and Wachovia Bank, dated July 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI SYSTEMS, INC.
Date: July 30, 2007

	By:	/s/ Alan Edrick
Alan Edrick
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1:	Credit Agreement between OSI Systems, Inc. and Wachovia Bank, dated July 27, 2007.